Exhibit 5.1

CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

11 June 2024

714046.24381344
1-345-814-7786
cora.miller@conyers.com

China Jo-Jo Drugstores, Inc.

4th Floor, Building 5, Renxin Yaju

Gong Shu District

Hangzhou City, Zhejiang Province

People’s Republic of China, 310014

Dear Sirs and Madams:

Re: China Jo-Jo Drugstores, Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the Company’s shelf registration statement on Form F-3 (File No. 333-259692) (as amended, the "Registration Statement") and prospectus supplement annexed thereto (the “Prospectus Supplement”) (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by the Company with the United States Securities and Exchange Commission (the "Commission") relating to the registration under the US Securities Act of 1933 (as amended) (the "Securities Act") of a prospectus filed with the Commission on September 21, 2021 and declared effective on December 19, 2022 (the “Prospectus”) as amended by prospectus supplement dated June 11, 2024 relating to the issue and offering (the “Offering”) by the Company from time to time of (i) an aggregate of 1,980,000 ordinary shares of the Company, par value US$0.24 each (hereinafter referred to as the “Ordinary Shares” or “Securities”) at a purchase price of $1.70 per Ordinary Share, pursuant to the terms and conditions of the Share Purchase Agreements dated June 11, 2024 made between the Company and the investors listed thereto (the “SPA”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon a copy of the following documents:

1.1.          the Registration Statement;

1.2.          the Prospectus and Prospectus Supplement; and

1.3.          the SPA.

The documents listed in items 1.1 through 1.3 above are herein sometimes collectively referred to as the "Transaction Documents" (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.4.          the Certificate of Incorporation, Certificate of Merger, Certificate of Incorporation on Change of Name and the Third Amended and Restated Memorandum and Articles of Association of the Company adopted by special resolution of shareholders of the Company on 22 February 2024 and made effective 1 March 2024 (collectively, the “Constitutional Documents”);

1.5.          the unanimous written resolutions of the directors of the Company dated 9 June 2024 and unanimous written resolutions of the pricing committee of the board of directors of the Company dated 9 June 2024 (collectively, the "Resolutions");

1.6.          a Certificate of Good Standing (the “Good Standing Certificate”) issued by the Cayman Islands Registrar of Companies in relation to the Company on 10 June 2024 (the “Certificate Date”);

1.7.          the results of our electronic searches against the Company at the Registrar of Companies conducted on 10 June 2024 and the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted on 10 June 2024; and

1.8.          such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.          the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.          that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.          the capacity, power and authority of each of the parties to the SPA, other than the Company, to enter into and perform its respective obligations under the SPA;

2.4.          the due execution of the SPA by each of the parties thereto, other than the Company, where a party, and the physical delivery thereof by each of the parties thereto with an intention to be bound thereby;

2.5.          the accuracy and completeness of all factual representations made in the Resolutions and Transaction Documents and other documents reviewed by us;

2.6.          that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.          that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.8.          the validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Transaction Documents in accordance with their respective terms;

2.9.          the validity and binding effect under the Transaction Documents of the submission by the Company to the exclusive jurisdiction of the state and federal courts of the United States of America located in the City of New York, Borough of Manhattan (the “Foreign Courts”);

2.10.       that the Company will issue the Securities in furtherance of its objects as set out in its Constitutional Documents;

2.11.       that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.12.       that, upon the issue of any Securities to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof;

2.13.       no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company;

2.14.       that the Registration Statement, Prospectus and Prospectus Supplement have been declared effective by the Commission prior to, or concurrent with, the sale of the Securities pursuant to the Registration Statement;

2.15.       the Offering and the transactions contemplated under the Transaction Documents complies with the requirements of the applicable rules of the Nasdaq Stock Market;

2.16.       the Company is and after filing of the Registration Statement with the Commission, will be able to pay its liabilities as they become due;

2.17.       the validity and binding effect under the laws of the United States of America of the Registration Statement, Prospectus and Prospectus Supplement and that the Registration Statement, Prospectus and Prospectus Supplement will or have been duly filed with and declared effective by the Commission;

2.18.       the Company will have sufficient authorized capital to effect the issue of each of the Securities at the time of issuance pursuant to the Transaction Documents;

2.19.       that the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto, the issuance and sale thereof by the Company, and the Company's incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands;

2.20.       that all necessary corporate action will be taken to authorise and approve any issuance of Securities; and

2.21.       save for the Corporate Documents and the statutory registers of the Company to be updated to reflect the Resolutions, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement.

3.	QUALIFICATIONS

3.1.          We express no opinion as to the enforceability of any provision of the Transaction Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. In addition, any provision expressly or impliedly providing that certain statements, calculations and/or certificates are incorrect on their face or fraudulent will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party.

3.2.          We express no opinion in respect of the enforceability of any provision in the Transaction Documents which purports to fetter the statutory powers of the Company.

3.3.          We express no opinion with respect to the issuance of Ordinary Shares pursuant to any provision of the Transaction Documents that purports to obligate the Company to issue Ordinary Shares following the commencement of a winding up or liquidation of the Company.

3.4.          Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

3.5.          We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

3.6.          This opinion is issued solely for the purpose of filing of the Registration Statement and the issuance of the Ordinary Shares by the Company as described in the Registration Statement and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.          The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (as revised) (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	When issued and paid for in accordance with the Transaction Documents and recorded in the register of members of the Company, the Ordinary Shares will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as exhibit 5.1 to the Report of the Foreign Private Issuer on Form 6-K filed with the Commission on the date hereof and further consent to all references to us in the Registration Statement, the Prospectus and the Prospectus Supplement and any amendments thereto. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP